                      STOCK PURCHASE OPTION AGREEMENT

     This Stock Purchase Option Agreement is made and entered into by and among NICHOLS RESEARCH CORPORATION, a Delaware corporation ("NRC"), TXEN, INC., an Alabama corporation (the "Company") and all of the current shareholders of the Company, namely, THOMAS L. PATTERSON, PAUL D. REAVES AND CHRIS H. HORGEN (collectively referred to as the "Shareholders").

                           W I T N E S S E T H:

     The authorized capital stock of the Company consists of one share of $.002 par value convertible preferred stock (the "Preferred Stock"), 5,000,000 shares of $.002 par value Class A Common Stock (the "Class A Common Stock") and 1,250,000 shares of $.002 par value Class B Common Stock (the "Class B Common Stock"). NRC owns the one share of Preferred Stock and the Shareholders own 5,000,000 shares of Class A Common Stock which represents all of the issued and outstanding capital stock of the Company. None of the shares of Class B Common Stock is outstanding and all of such shares have been reserved for issuance upon conversion of the Preferred Stock into shares of Class B Common Stock. This Agreement is executed and delivered by the parties as a condition concurrent to the purchase by NRC of such Preferred Stock from the Company pursuant to that certain Convertible Preferred Stock Purchase Agreement of even date herewith. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Convertible Preferred Stock Purchase Agreement.

     The Shareholders desire to grant NRC an option to purchase all of the issued and outstanding Class A Common Stock owned by them presently or subsequently issued to the Shareholders and other persons. NRC desires to obtain such an option, subject to the terms and conditions set forth herein. Upon exercise of such option and the purchase of the Class A Common Stock pursuant to such option, NRC will own all of the issued and outstanding capital stock of the Company.

     Therefore, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. NRC OPTION TO PURCHASE. As used herein the term "Shareholders" shall include not only the persons identified above, but also all persons who subsequently acquire any capital stock of the Company. Provided NRC has converted the Preferred Stock to Class B Common Stock, NRC shall have the option for a period of 30 days after release and delivery to NRC of the Company's audited financial statements for the period ending June 30, 1998 to elect to purchase from the Shareholders all outstanding shares of Class A Common Stock of the Company at a price per share determined as follows:

     First, determine the average of the high and low price to earnings ("PE") ratios of the NRC stock as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the eight NRC fiscal quarters ended during the two year period ended June 30, 1998. Next, multiply the average NRC PE ratio as thus determined by the "Applicable Percentage" as defined below. The number resulting from such multiplication shall be known as the "Multiplier" and it shall be not less than 11 (thus establishing a minimum price) nor more than 14 (thus establishing a maximum price). To arrive at the per share purchase price, the product of the Multiplier times the average annual net after tax earnings of the Company for its fiscal years ended June 30, 1997 and 1998 shall be divided by the total number of shares of capital stock of the Company then outstanding (including Class B Common Stock owned by NRC).

     The Applicable Percentage shall mean 90%, except that it shall mean 85% if the Management Shareholders sell Class A Common Stock to the employees pursuant to Section 5.15 of the Convertible Preferred Stock Purchase Agreement. Notwithstanding the foregoing, if the average net after tax earnings of the Company for the two years ended June 30, 1997 and June 30, 1998 exceed $1,680,000, the Applicable Percentage shall mean 95% and the Multiplier shall be not less than 11 (thus establishing a minimum price) nor more than 14 1/2 (thus establishing a maximum price), even though the Management Shareholders may have sold Class A Common Stock to employees pursuant to Section 5.15 of the Convertible Preferred Stock Purchase Agreement.

     The net after tax earnings of the Company for purposes of this Agreement shall be the net income of the Company as shown on the audited financial statements of the Company as prepared by the independent accounting firm referred to in Section 5.1 of the Convertible Preferred Stock Purchase Agreement. There shall be added to such net income bonuses not in excess of $100,000 in any fiscal year paid to employees of the Company which are to repay employee loans, the proceeds of which were used to purchase Class A Common Stock of the Company, except that no bonus adjustment shall be made to net income when determining whether or not average net after tax earnings for the years ending June 30, 1997 and 1998 exceeds $1,680,000.

     The closing of the sale shall occur at the offices of the Company in Birmingham, Alabama not more than 60 days after the election to purchase, at which time NRC shall pay the Shareholders the per share price. The per share price shall be paid by NRC at the closing as follows:

          1.1 to each Shareholder who owns 1% or less of the then outstanding capital stock of the Company, NRC shall pay the per share price in immediately available funds; and

          1.2 to every other Shareholder, NRC shall pay the per share purchase in unregistered and restricted shares of NRC common stock, and for the purpose of this exchange, the NRC shares of common stock shall have a value equal to the average of the daily weighted sale price of such stock as quoted by NASDAQ for the 10 day period immediately preceding the closing; and

          1.3 in no event shall NRC be required to issue its Common Stock under 1.2 above to more than 35 Shareholders of the Company, and if there are more than 35 Shareholders who own or have the option to purchase more than 1% of the capital stock of the Company, those Shareholders with the lowest percentage ownership may be required by NRC to accept cash or immediately available funds as provided in 1.1 until NRC reduces the number of Shareholders entitled to receive NRC Common Stock to 35.

     Notwithstanding Section 1.2 above, the parties may agree that the purchase price shall be paid wholly or partly in cash. Furthermore, if the price is to be paid in stock of NRC, NRC shall deliver to the Shareholders its most recent Form 10-K, Annual Report and Forms 10-Q filed since the last Form 10-K. Each such Shareholder shall sign an investment letter acknowledging that the Shareholder is not acquiring the NRC Common Stock with a view toward subsequent resale or distribution, the NRC Shares are unregistered under applicable securities laws and may not be transferred absent registration or an exemption from registration, the share certificates will bear a restrictive securities legend, the investment in the shares represents an illiquid investment and the Shareholder is able to bear the risk of loss of his investment in the securities. In the event a transfer of the NRC Common Stock would, in the opinion of counsel to NRC, violate any applicable securities laws, NRC may pay the purchase price in cash.

     The transaction may be structured as a reverse triangular merger with a wholly owned subsidiary of NRC. If the parties agree to structure the transaction as a reverse triangular merger, the parties shall adopt a Plan of Merger and take such other actions as may be reasonably necessary to effect such merger.

     The option herein granted NRC shall be irrevocable during its term.
If the option is not exercised by NRC within 30 days after release and delivery to NRC of the Company's audited financial statements for the fiscal year ending June 30, 1998, the option granted NRC herein shall lapse and become null and void.

     2. CONDITIONS TO EXERCISE OF NRC PURCHASE OPTION. Notwithstanding any of the foregoing, the Shareholders will not be required to sell their stock to NRC if the aggregate purchase price to all of the Shareholders (other than NRC) is less than $7,000,000, provided, however, that:

     2.1 NRC may elect to pay $7,000,000 even if the formula price is less; or

     2.2 If the Shareholders who own 90% or more of all outstanding Class A Common Stock desire to accept a price of less than $7,000,000, such Shareholders may enforce a mandatory take-along obligation on the other Shareholders and in such event the other Shareholders shall sell their capital stock to NRC.

     3. PIGGYBACK REGISTRATION RIGHTS OF SHAREHOLDERS. The rights provided for in this section (the "Piggyback Rights") shall apply to those Shareholders who receive NRC unregistered and restricted common stock in exchange for their stock pursuant to the NRC purchase option. As used in this section, the term "NRC Stock" shall mean the common stock of NRC outstanding as of the date of the execution of the definitive agreements and shall not include any preferred stock or other special class of stock that may be registered under the Securities Act of 1933 (the "Act"). If (but without any obligation to do so) NRC proposes to register any NRC Stock under the Act in connection with the public offering of such NRC Stock solely for cash (other than a registration relating solely to the sale of securities to employees of NRC pursuant to a stock option, stock purchase or similar plan, relating to a Rule 145 transaction, relating to a merger or other NRC acquisition, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the NRC Stock owned by the Shareholders), NRC shall, at such time, promptly give each Shareholder who owns NRC Stock pursuant to an exchange under NRC's purchase option written notice of such registration. Upon NRC's receipt of the written request of each such Shareholder given within 20 days after NRC's mailing of such notice, NRC shall, subject to the other provisions of this section, cause to be registered under the Act all of the NRC Stock that each such Shareholder has requested to be registered, provided, however, that each such Shareholder may only request registration for those shares of NRC Stock acquired in exchange for stock pursuant to the NRC purchase option (the "Registerable Securities"). NRC shall pay all costs for registering the Registerable Securities. When required under the terms of this section to effect the registration of the Registerable Securities, NRC shall, as expeditiously as reasonably possible:

     3.1 prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to such Registerable Securities and use its best efforts to cause such registration statement to become effective.

     3.2 prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

     3.3 furnish to the Shareholders who acquired NRC Stock pursuant to NRC's purchase option such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the distribution of the Registerable Securities owned by them.

     3.4 use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky Laws of such jurisdictions as shall be reasonably requested by the underwriters, provided, however, that the holders of the Registerable Securities shall not be required to cause NRC to register and qualify the Registerable Securities under any particular security or Blue Sky Law of any particular state or jurisdiction.

     3.5 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each holder of Registerable Securities participating in the underwriting shall also enter into and perform his or her respective obligations, as reasonably requested by the managing underwriter, under such an agreement.

It shall be a condition precedent to the obligations of NRC to register the Registerable Securities that the holders of the Registerable Securities shall furnish to NRC such information regarding themselves, the Registerable Securities held by them, and the intended method of disposition of such Registerable Securities as shall be required to effect the registration of such Registerable Securities. Notwithstanding any of the foregoing, NRC shall have the right, in its sole discretion, to terminate the registration of the Registerable Securities and the registration of the other NRC Stock which triggered the Piggyback Rights if, at such time, the underwriters are of the opinion that a registration at such time would not be advisable, or if there has been a material adverse change in the condition, business or prospects of NRC or if, for any good and sufficient reason, NRC determines to terminate the registration causing the existence of the Piggyback Rights.

     The holders of the Registerable Securities must bear and pay their prorata portion of any underwriting discounts and commissions. In connection with any offering involving an underwriting, NRC shall not be required to include any of the holders of Registerable Securities in such underwriting unless such holders accept the terms of the underwriting as agreed upon between NRC and the underwriters selected by NRC, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by NRC or the NRC Shareholders demanding such registration. If the total amount of Registerable Securities that all Shareholders with Piggyback Rights under this section request to be included in such offering exceeds (when combined with the securities being offered by NRC or its other shareholders) the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then NRC shall be required to include in the offering only that number of Registerable Securities which the underwriters believe will not jeopardize the success of the offering and the Registerable Securities so included shall be apportioned, prorata, among the Shareholders in accordance with their respective ownership percentages or in such other proportions as they shall mutually agree. However, in no event shall the amount of Registerable Securities of the Shareholders included in an offering by NRC of its shares under this section be reduced below 20% of the total amount of securities included in such offering. The definitive agreements shall contain such other provisions as the parties may require and agree in connection with the Piggyback Rights, to include provisions requiring the Shareholders to indemnify NRC or any underwriter in connection with any untrue statement of material fact or the omission to state material facts committed or omitted by the Shareholders in connection with the offering.

     The Piggyback Rights may be assigned by a Shareholder owning Registerable Securities to any proper transferee or assignee of the Registerable Securities owned by the Shareholder, provided that such assignment or transfer relates to all and not less than all of the Registerable Securities owned by such Shareholder and NRC is, within five days after the transfer, furnished with written notice of the name and address of the transferee or assignee who will acquire the Piggyback Rights and the securities with respect to which such Piggyback Rights are being assigned. The assignment shall be effective only if immediately following such transfer the further disposition of the Registerable Securities is restricted under the Act and such Piggyback Rights may not be assigned to any person or entity which, in NRC's reasonable judgment, is a competitor of NRC.

     Each Shareholder with Piggyback Rights will agree that he or she will not, to the extent requested by NRC and/or any underwriter, sell, make any short sale of, loan, grant any option for the purchase of or otherwise transfer or dispose of any Registerable Securities (other than those included in the pending registration) without the prior written consent of NRC and/or such underwriter, as the case may be, during the 90 day period following the effective date of the Registration Statement of NRC filed under the Act. In order to enforce the foregoing covenant, NRC may impose stop-transfer instructions with respect to the Registerable Securities until the end of such 90 day period.

     These Piggyback Rights under this section shall terminate two years after the exercise of the purchase option by NRC, and thereafter, no Shareholder shall have any right to require registration of his or her Registerable Securities.

     4. SUBSEQUENT STOCK ISSUED BY COMPANY. In the event the Company issues any additional shares of capital stock (other than to NRC) such stock shall be subject to the purchase option herein granted NRC set forth in Section 1 above and share certificates evidencing such stock shall bear the restrictive legend set forth in Section 7 hereof. In the event any Shareholder transfers his capital stock, whether voluntarily or involuntarily, the transferee shall take such capital stock subject to the purchase option herein granted NRC and the restrictive legend set forth in
Section 7 hereof shall be placed on any new stock certificate evidencing the transferred stock. Any person not presently a Shareholder who subsequently becomes a Shareholder shall agree to be bound by this Agreement by executing and delivering an instrument in form reasonably satisfactory to NRC and shall have all of the rights and duties hereunder of a Shareholder without any further consent by TXEN or the other Shareholders. Any additional shares of capital stock of TXEN acquired by a Shareholder shall be subject to all of the terms and provisions of this Agreement.

     5. CONSENT TO TRANSFER. Prior to the expiration of the option granted NRC under Section 1 hereof, no Shareholder shall transfer his capital stock of the Company without the prior written consent of NRC which consent may be withheld in its sole discretion.

     6. NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all of the provisions of this Agreement and in taking all of the action that may be reasonably necessary or appropriate in order to protect the preferences and rights of the holder of the Preferred Stock and the holders of the Class B Common Stock, including but not limited to the purchase option set forth in Section 1, against impairment unless the same is approved by NRC. The Company shall not issue or grant any stock options, warrants or other rights to acquire any of its capital stock.

     7. LEGEND. The certificates evidencing the shares of capital stock of the Company (except for the certificates issued to NRC) shall bear the following restrictive legend:

"The shares of stock evidenced by this certificate may not be transferred without the prior written consent of Nichols Research Corporation and are subject to a purchase option in favor of Nichols Research Corporation, a copy of which is available for inspection at the offices of the Company."

     8. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder represents and warrants as to the capital stock of the Company owned by him on the date hereof, as of the date any new shareholder becomes a party to this Agreement and as of the date NRC purchases such stock pursuant to exercise of the option in Section 1 hereof that:

     8.1 He has good and marketable title to such stock and the stock is free and clear of any encumbrance, mortgage, lien, pledge, charge or claim or restriction on or condition to transfer or assignment of any nature whatsoever. Delivery of the stock by such Shareholder to NRC in accordance with this Agreement will vest good and marketable title to the stock in NRC free and clear of any encumbrance, mortgage, lien, pledge, claim or restriction on or condition to transfer or assignment of any nature whatsoever.

     8.2 He has full legal power and capacity to execute, deliver and perform this Agreement and has full legal power to sell his capital stock to NRC pursuant to exercise of NRC's option in accordance with this Agreement. This Agreement constitutes a valid and legally binding obligation of the Shareholder.

     8.3 The Shareholder is not a party to any contract or agreement, including without limitation, subscriptions, options, warrants or rights other than this Agreement, whereby the Shareholder has granted to any person or entity an absolute or contingent right to purchase, obtain or acquire any rights or interest in any of such stock.

     8.4 The Shareholder does not have any subscriptions, options, warrants or rights to acquire any common stock of the Company.

     9. CLOSING. The Closing of the sale pursuant to the exercise of NRC's exercise of the option granted in Section 1 hereof, shall occur at the offices of the Company at a date and time mutually convenient, but in no event later than 30 days after notice of exercise is given by NRC. At the Closing, NRC shall deliver the purchase consideration to the Shareholders and the Shareholders shall deliver to NRC their certificates evidencing their capital stock properly endorsed for transfer to NRC. At the Closing, the Shareholders shall be deemed to have made the representations and warranties of Section 8.

     10. NOTICES. All notices, including the exercise of NRC's purchase option herein granted, and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, transmitted by facsimile or sent by regular certified mail (return receipt requested) postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

     If to the Company:       TXEN, Inc.
                              Attention:  President
                              10 Inverness Center Parkway
                              Suite 140
                              Birmingham, Alabama  35242
                              Facsimile #205/980-3648 or 995-8640

     If to the Shareholders:  TXEN, Inc.
                              Attention:  President
                              10 Inverness Center Parkway
                              Suite 140
                              Birmingham, Alabama  35242
                              Facsimile #205/980-3648 or 995-8640

     If to NRC:               Nichols Research Corporation
                              Attention:  President
                              404 Memorial Parkway South
                              Huntsville, AL  35802
                              Facsimile #205/880-0367

     Notices shall be deemed effective on the date of delivery or on the date of transmission by facsimile. The parties may change the address to which notices are to be sent by use of this section.

     11. APPOINTMENT OF SHAREHOLDER REPRESENTATIVE. For purposes of giving notices to the Shareholders pursuant to this Agreement and for purposes of acting as a liaison between NRC and the Shareholders, the Shareholders hereby appoint the Company as their representative. Upon receipt of any notice from NRC pursuant to the terms and provisions of this Agreement, the Company shall communicate such notice to the Shareholders at their addresses as appearing on the books and records of the Company. Failure of the Company to communicate such notices to the Shareholders shall not affect the validity of any notice given by NRC pursuant to the terms and provisions of this Agreement duly given to the Company as the representative of the Shareholders.

     12. SURVIVAL OF COVENANTS, EFFECT. This Agreement and the representations, warranties, covenants and promises of the parties herein shall survive the consummation of the transaction contemplated herein and shall survive the execution and delivery of the documents and instruments referenced herein or executed by the parties.

     13. APPLICABLE LAW JURISDICTION. This Agreement has been negotiated and executed in the State of Alabama, and it shall be governed by, construed and enforced in accordance with the internal substantive laws and not the choice of law rules of the State of Alabama.

     14. SEVERABILITY. If any of the articles, sections, paragraphs, clauses or provisions of this Agreement shall be held by a court of last resort to be invalid, the remainder of this Agreement shall not be affected thereby.

     15. ENTIRE AGREEMENT. The foregoing contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing approved by the Company and NRC and signed by the parties hereto, and this Agreement supersedes all prior understandings and agreements. The parties acknowledge that any prior oral or written agreements between the parties, if any, are hereby terminated. The parties have also entered into a separate Convertible Preferred Stock Purchase Agreement which shall be in addition to and not in lieu of the provisions of this Agreement.

     IN WITNESS WHEREOF, NRC and the Company have caused this Agreement to be executed by their duly authorized officers and the Shareholders have hereunto set their hands as of the 16 day of December, 1994.


                              NICHOLS RESEARCH CORPORATION


                              By:  Louis Rachmeler
                                 --------------------------------
                                 Its: Vice President Acquisitions
                                     ----------------------------

                              TXEN, INC.

                              By:  Thomas L. Patterson
                                 --------------------------------
                                   Its:  President
                                       --------------------------

                              SHAREHOLDERS:

                                Thomas L. Patterson
                              -----------------------------------
                              THOMAS L. PATTERSON


                                Paul D. Reaves
                              -----------------------------------
                              PAUL D. REAVES


                                Chris H. Horgen
                              -----------------------------------
                              CHRIS H. HORGEN